Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ACQUIRES GATEWAY

Acquisition Further Expands Dispensing and Specialty Closures Franchise

STAMFORD, CT, September 20, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it has acquired Gateway Plastics. This business manufactures and sells dispensing closures and integrated dispensing packaging solutions, such as a combined container and closure or 100% recyclable dispensing beverage pods, to consumer goods product companies primarily for the food and beverage markets. It operates a large, state-of-the-art manufacturing facility in Mequon, Wisconsin and is projected to generate approximately $150 million in sales and approximately $46 million in adjusted EBITDA for 2021.

“The acquisition of Gateway is the most recent example of Silgan deploying our disciplined capital allocation model to create shareholder value. We are excited to add the Gateway team and business to our global Dispensing and Specialty Closures franchise,” said Adam Greenlee, President and CEO. “Gateway has existing capacity for growth as it is very well capitalized with state-of-the-art equipment and market-leading capabilities and, like Silgan, maintains a relentless focus on meeting the unique needs of its customers. This acquisition further expands our comprehensive product offering in Dispensing and Specialty Closures and provides further growth opportunities with many of our existing and shared customers. In addition, we believe Gateway’s advanced automation platform can be leveraged across much of Silgan’s manufacturing footprint,” concluded Mr. Greenlee.

SILGAN HOLDINGS
September 20, 2021

The purchase price for this acquisition was $485 million, subject to customary adjustments including for net debt and working capital. With this acquisition, Silgan expects to realize tax benefits having a net present value of approximately $90 million as a result of the step-up in tax basis of the assets from this acquisition. In addition, Silgan expects to realize annual synergies as a result of this acquisition of approximately $2 million within 12 months primarily through procurement savings. Silgan funded the purchase price for this acquisition with revolving loan borrowings under its senior secured credit facility.

This acquisition is expected to be slightly accretive to the Company’s earnings in 2021, excluding the impact of required purchase accounting adjustments, with additional accretion expected in 2022.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.
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